Exhibit 4.4

October 17, 2023

Holder of Warrants to Purchase Ordinary Shares represented by ADSs issued on June 23, 2020 and June 1, 2018

Re: Amendment to Existing Warrants

Dear Holder:

Reference is hereby made to the registered offering on or about the date hereof (the “Offering”) by Purple Biotech Ltd. (the “Company”) of its ordinary shares, no par value (the “Ordinary Shares”), represented by its American Depositary Shares (the “ADSs”), and/or other securities of the Company (collectively, the “Securities”). Each ADS represents ten (10) of our ordinary shares.

This letter confirms that, in consideration for the Holder’s participation in the Offering and purchase of Securities in the Offering (the “Purchase Commitment”), the Company hereby amends, effective as of the closing of the Offering, the Holder’s existing warrants to purchase up to 555,556 ADSs at an original exercise price of $9.00 per ADS issued on June 23, 2020 and warrants to purchase up to 76,000 at an original exercise price of $28.00 per ADS issued on June 1, 2018 (the “Existing Warrants”), by (i) reducing the applicable Exercise Price (as defined therein, respectively) of the Existing Warrants to $1.25 per ADS and (ii) extending the exercise period of the Existing Warrants until the five and one-half (5.5) year anniversary of the closing date of the Offering (the “Warrant Amendment”). The Warrant Amendment shall be effective upon the closing the Offering and the satisfaction of the other terms and conditions referenced below.

The Warrant Amendment is subject to the consummation of the Offering and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i) the Offering is not consummated or (ii) the Holder does not satisfy the Purchase Commitment, the Warrant Amendment shall be null and void and the provisions of the Existing Warrants in effect prior to the date hereof shall remain in effect.

Except as expressly set forth herein, the terms and provisions of the Existing Warrants shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Existing Warrants that reflect the Warrant Amendment in exchange for the surrender for cancellation of the Holder’s Existing Warrants to be amended as provided herein. For each and any registered Existing Warrants, the Company shall file a prospectus supplement to each applicable registration statement in connection with the amendments hereunder.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Purple Biotech Ltd.

By:
Name:
Title:

Name of Holder: __________________________________________________________________________________

Signature of Authorized Signatory of Holder: ____________________________________________________________

Number of ADSs underlying Existing Warrants: __________________________________________________________

Name of Authorized Signatory: _______________________________________________________________________

[Signature Page to Warrant Amendment Agreement]